For Release at 8:45 A.M. EST on October 23, 1998

 MLC Holdings Raises $10 Million in Growth Equity from Thayer Capital Partners
     Investment Strengthens Balance Sheet and Positions Company for Growth

RESTON, VA - October 23, 1998 - MLC Holdings, Inc. (Nasdaq: "MLCH") announced today that Thayer Capital Partners has invested $10,000,000 in an equity private placement through the purchase of 1,111,111 shares of unregistered common stock of MLCH at a price of $9.00 per share. The purchase price is at a premium over yesterday's close and the Company's 10-day trailing average. Thayer's investment will represent approximately 15% of the outstanding common stock of MLC. In addition to the initial equity investment, Thayer also received a warrant to purchase 1,090,909 shares of MLCH common stock at an exercise price of $11.00 per share. The warrant expires December 31, 2001.

"This transaction strenthens MLC's balance sheet and helps continue our strong growth," said Phillip G. Norton, Chairman, President and CEO of MLC. "The new equity allows us to retain more leases on our balance sheet which should provide higher margin opportunitites for our business. Thayer's investment should also enable us to increase our line of credit to facilitate our expanding lease origination volume. In addition to the equity capital, Thayer will provide experience and expertise in mergers and acquisitions which should help us achieve our plan of becoming a more significant player in the industry."

Mr. Norton added, "We are pleased to be able to add to our capital base at a time when many specialty finance companies have been particularly hard hit by the turmoil in the securitization markets. MLC has not used securitization as a financing mechanism and the Company has avoided the liquidity and pricing pressures affecting other specialty finance business."

Commenting on the investment, Frederic V. Malek, a founding partner of Thayer Capital, said, "We were atracted to MLC because of its excellent history of growth in lease originations and profitability. We feel that MLC has differentiated itself among other leasing competitors with its asset management services that position the company for continued rapid growth in the IT leasing sector."

Dr. Paul G. Stern, a partner of Thayer, has joined MLC's Board of Directors, increasing Thayer's representation to two board seats. Rick Rickertsen, a partner at Thayer, is already a member of the board. Dr. Stern is the former Chairman and Chief Executive Officer of Northern Telecom Ltd. ("NT"), and the former President and COO of Burroughs Corporation. He currently serves on the Board of Directors of Dow Chemical Company ("DOW"), Derby Cycle, LTV Corporation ("LTV") and Whirlpool Corporation ("WHR"), as well as serving as Chairman of two Thayer investments, Aegis Communications Group, Inc. ("AGIS") and Colorado Prime. "Paul brings valuable experience and will be a great asset to MLC's Board of Directors. I feel that our strong independent board members have provided great assistance, and I expect that Paul's addition will help us realize our growth potential," stated Mr. Norton.

Thayer Capital Partners is a private equity investment firm based in Washington, D.C. Thayer manages Thayer Equity Investors III, L.P., a $364 million limited partnership, raised in 1996 by Thayer partners Mr. Malek, Mr. Rickertsen and Dr. Stern. Thayer Equity Investors III focuses its investments in industries such as IT services, travel & leisure services, and outsourced manufacturing and to date has acquired seventeen businesses in eight portfolio companies. Other public Thayer portfolio companies include Software AG Systems, Inc. (NYSE: AGS), Global Vacation Group, Inc. (NYSE: GVG), and Aegis Communications Group, Inc. (NASD:AGIS).

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements. Actual results may vary due to the following risks and uncertainties, including, without limitation, demand and competition for the Company's lease financing and equipment sales and asset management services, and the products to be leased or sold by the Company, the continued availability to the Company of adequate financing, the ability of the Company to recover its investment in equipment through remarketing, the availability of companies and portfolios at reasonable prices and on adequate terms and conditions, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Investors are cautioned that current financial results may not be indicative of future results.

                              For Investor Relations and Additional Information:

                                              Kley Parkhurst, Investor Relations
                                          (703) 709-1924/KParkhurst@MLCGroup.com
                                                            Steve Mencarini, CFO
                                          (703) 810-2596/SMencarini@MLCGroup.com
                                                                www.mlcgroup.com